Exhibit 99.1
                                                           Contact:  Maria Brous
                                                                  (863) 680-5339

              Publix Reports First Quarter Results and Stock Price

LAKELAND, Fla., May 1, 2008 - Publix's sales for the first quarter of 2008 were $6.2 billion, a 6 percent increase from last year's $5.9 billion. Comparable-store sales for the first quarter of 2008 increased 3.6 percent.
         Net earnings for the first quarter were $343.2 million, compared to $317.6 million in 2007, an increase of 8.1 percent. Earnings per share for the first quarter of 2008 were $0.41, compared to $0.38 in 2007.
         These amounts are based on unaudited reports that will be filed next week with the U.S. Securities and Exchange Commission (SEC). The company's quarterly report to the SEC, Form 10-Q, will be available May 8 on its Web site at www.publix.com/stock.
         Based on the most recent appraisal, Publix's stock price decreased $1.25 from $20.70 per share to $19.45 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
         "I'm proud that our Publix associates continue to deliver strong operating performance," Publix CEO Ed Crenshaw said. "Unfortunately, the stock market has suffered from the many challenges facing our economy."
         Publix is privately owned and operated by its 144,000 employees, with 2007 sales of $23 billion. Currently Publix has 932 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for 11 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###